EXHIBIT 24 - CONSENTS OF EXPERTS AND COUNSEL CONSENT OF CERTIFIED P UBLIC ACCOUNTANTS

CONSENT OF CERTIFIED P UBLIC ACCOUNTANTS

Board of Directors

Electronic Systems Technology, Inc.

Kennewick, Washington

We hereby consent to the use of our opinion, dated February 7, 2001 on the financial statements of ELECTRONIC SYSTEMS TECHNOLOGY, INC., for the years ended December 31, 2000 and 1999 in the Form 10-KSB.

ROBERT MOE & ASSOCIATES, P.S.

Spokane, Washington

February 7, 2001